Exhibit 10.2

October 23, 2026

Jason Burnett

Dear Jason,

On behalf of AIB Data Centers Inc. (the “Company”), we are pleased to formalize this offer of employment to join our team to provide services to the Company and its successors, parent, subsidiaries and affiliates (collectively, the “Company Group”). This letter and the attached Non-Disclosure and Restrictive Covenant Agreement confirm the terms and conditions of our employment offer to you. The start date of your employment with the Company is Monday, October 26, 2026 (the “Effective Date”).

1.	Position and Reporting Relationship: You will serve as the Chief Operations Officer of the Company. This position is remote; however, regular travel to project sites and travel to our office located at 1540 Broadway, Suite 1010, New York, NY 10036, will be required based on business needs. You will report to Jerry Tang, the Chief Executive Officer of the Company (“CEO”). You will be responsible for the duties customarily attendant to the Chief Operations Officer, and such other duties as may be assigned to you by the Company from time to time. You are expected to carry out your duties working with other employees in a diligent and professional manner, comply with all of the Company’s policies and practices, explicit or implied as are in effect from time to time, and generally promote the interests of the Company Group. The Company retains sole discretion to change your job title and responsibilities at any time without advanced notice.

2.	Introductory Employment Period: Given the Company’s environment, the first three (3) months of your employment will serve as a probationary period to assess long-term mutual fit and performance expectations. During this period, you will be a full-time employee and will receive full salary and benefits beginning on your Effective Date. Nothing in this introductory period alters the at-will nature of your employment relationship with the Company.

3.	Compensation: Your base salary will be paid at the annual rate of $250,000 less applicable withholdings and deductions. Effective upon the closing of the CLT1 financing, your base salary will increase to the annual rate of $300,000 less applicable withholdings and deductions. Effective upon the closing of the financing for the Company’s next site, your base salary will increase to the annual rate of $350,000 less applicable withholdings and deductions. Your base salary is subject to adjustment by the Company in its sole discretion. Your base salary will be paid semi-monthly in accordance with the Company’s regular payroll practices and applicable law. You are an exempt employee under applicable wage and hour law, including the Fair Labor Standards Act.

4.	Equity: During your employment hereunder, you will be eligible to participate in the Company's 2026 Equity Incentive Plan (the "Plan"), the type of equity awards, and the material terms and conditions thereof, to be determined by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) within its sole discretion. Any equity award that may be granted to you under the Plan shall be subject to the terms and conditions set forth in the Plan and in the applicable grant agreement to be entered into by and between you and the Company. Any equity award granted to you shall provide for the acceleration of vesting in the event of the termination of your employment either by the Company without cause or by you for good reason within twelve (12) months after the date of a change of control of the Company (as each of “cause”, “good reason” and “change in control” are defined in the Plan and/or the individual grant agreement).

5.	Performance Bonus: During your employment hereunder, you will be eligible for site delivery bonuses tied to the successful delivery of Company data center sites to customers, subject to schedule, budget, and operational performance. The amounts, milestones, and payment terms of these bonuses will be set out in a separate written bonus agreement between you and the Company. You will also be eligible for a discretionary annual bonus. Any bonus determinations will be in the Company’s sole discretion and no bonus will be deemed earned and payable, unless you are employed in good standing with the Company on the date of payment of any such bonus. Any bonuses paid to you will be subject to all withholdings and deductions required by applicable law.

6.	Employee Benefits: You will be eligible to participate in the employee medical benefit programs maintained by the Company for full-time employees at your level, subject to the Company’s right to modify or terminate such benefit plans or programs at any time in its sole discretion and subject to the eligibility requirements and rules of each such plan or program. Nothing herein should be seen as a guarantee of any benefit to you or any other employee.

7.	Vacation: Starting on the Effective Date, you will be eligible to accrue and use a maximum of fifteen (15) days of paid time off (“PTO”) for each full calendar year of employment, to be used for both scheduled and unscheduled time that you need to be out of the office. PTO days shall be pro-rated for any partial year of your employment. PTO accrues on a monthly basis over the course of the year. Use of PTO is subject to approval by your manager. You may carry-over a maximum of five (5) PTO days into a new calendar year. The Company reserves the right to modify the number of PTO days for each calendar year. Accrued but unused vacation will not be paid out upon termination, unless otherwise required by applicable law.

8.	Sick Leave: Starting on the Effective Date, you will be eligible to use five (5) sick days for each calendar year of employment. Use of sick leave is subject to approval by your manager. You may carry over a maximum of five (5) sick days into a new calendar year.

9.	Employment At Will: Your employment with the Company is at-will, which means it is not for any specific term and can be terminated by you or by the Company at any time for any reason, with or without notice or cause. The Company requires that you provide no less than two weeks’ written notice if you intend to resign your position with the Company. Nothing in this offer letter is meant as a promise or guarantee of employment or of the terms and conditions of your employment. This letter, and your employment with the Company, will be governed by the laws of the State of Texas, without regard to its conflict of laws principles.

10.	Non-Disclosure of Confidential Information and Restrictive Covenants: As a condition of your employment, you will sign the requisite Non-Disclosure and Restrictive Covenant Agreement to be provided to you by the Company and such terms will be incorporated herein by reference.

11.	Prior Restrictive Obligations: This employment offer is contingent on there being no outstanding obligations on your part, including any non-competition or confidentiality agreements that would restrict you in any way from fulfilling your job responsibilities to the Company in the position offered to you. You also are expected to retain in confidence and not to disclose or use in your employment with the Company any confidential or proprietary information you have obtained from any third-party, including your previous employer(s).

12.	Authorization to Work: In connection with your hire, you have provided the Company with the legally required proof of your identity and authorization to work in the United States. This offer is contingent on your authorization to work in the United States.

13.	Entire Agreement: This Letter Agreement, including any exhibits attached hereto and the Non-Disclosure and Restrictive Covenant Agreement, contain the entire agreement between you and the Company regarding the terms of your employment and supersedes all prior and contemporaneous discussions, representations, and understandings, whether written or oral. It may be modified only by a written agreement signed by an authorized officer of the Company. You acknowledge that you have not relied upon any representations (oral or communicated otherwise) other than those explicitly set forth in such documents. Any additions or modification of the terms set forth in this letter would have to be in writing signed by the CEO. The Company reserves the right to change any of the terms or conditions of your employment at any time in its sole discretion.

Once you have had an opportunity to carefully review the foregoing, please let me know if you have any questions or concerns. Otherwise, please sign and return the offer letter to me by Friday, October 23, 2026 5pm et. We look forward to having you join our team.

Sincerely,

Jerry Tang

CEO AIB

Exhibits:

Non-Disclosure and Restrictive Covenant Agreement

Employee Handbook

Employee Code of Conduct

IT Acknowledgement Policy

Please sign below to indicate your acceptance of the above terms.

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______________________________ (Print Name)             Date ______________

ACTIVE 729636007

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